                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2001
                                                   ----------------

                                GrandBanc, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


      Maryland                     0-16187                     52-1332050
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission file             (IRS Employer
 of incorporation)                number)                 Identification Number)

1800 Rockville Pike, Rockville, Maryland       20852
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)     (Zip Code)

Registrant's telephone number, including area code:  (301) 770-1300

Item 5. Other Events.
--------------------

     Recent Developments

     At December 31, 2000, GrandBanc, Inc. had total assets of approximately $118 million, deposits of $104.5 million and total shareholders' equity of $6.6 million. For the year ended December 31, 2000, GrandBanc reported a net loss of approximately $357 thousand, or $0.09 per share, basic and diluted. The loss resulted primarily from a fourth quarter provision for loan losses of $375 thousand, all of which related to one nonaccrual loan, and a fourth quarter provision for real estate owned of $115 thousand, which related to the complete write-down of GrandBanc's sole property classified as other real estate owned. At December 31, 2000, GrandBanc's total non-performing assets were approximately $474 thousand, or 0.77% of net loans and 0.40% of total assets, including $98 thousand of loans 90 days or more past due and still accruing. GrandBanc's allowance for loan losses at December 31, 2000 was approximately $965 thousand, or 1.55% of total loans and 203% of non-performing assets. As previously reported, GrandBanc has obtained commitments to extend until June 30, 2001 loans from unaffiliated banks.

Item 7. Financial Statements and Exhibits.
-----------------------------------------

(a)     Exhibit 10.1  Letters from Atlantic Central Bankers Bank dated November
                      2, 2000, and October 15, 1998, evidencing commitments to extend loan.
        Exhibit 10.2 Promissory Note dated November 1, 2000, evidencing renewal of a loan from The Business Bank.




                                 Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GRANDBANC, INC.



                                          By: /s/ Steven K. Colliatie
                                             --------------------------
                                          Steven K. Colliatie,
                                          President and Chief Executive Officer

Dated : January 30, 2001